                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / /  Confidential, for Use of the Commission
    /X/ Definitive Proxy Statement Only (as permitted by Rule 14a-6(e)(2)) / / Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                GAMETECH INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                          GAMETECH INTERNATIONAL, INC.
                       2209 WEST 1(ST) STREET, SUITE 113
                              TEMPE, ARIZONA 85281

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 29, 1999

                            ------------------------

To Our Stockholders:

    The 1999 Annual Meeting of Stockholders of GAMETECH INTERNATIONAL, INC., a Delaware corporation (the "Company"), will be held at the Sumner Suites, 1413 West Rio Salado Parkway, Tempe, Arizona, on April 29, 1999, at 9:00 a.m., local time, for the following purposes:

    1. To elect nine (9) directors to serve as Class I, Class II and Class III directors.

    2. To approve an amendment to the Company's 1997 Amended and Restated Incentive Stock Plan to authorize an additional 2,000,000 shares for issuance under the Plan.

    3. To ratify the appointment of Ernst & Young LLP as the Company's independent public accountants for the fiscal year ending October 31, 1999.

    4. To transact such other business as may properly come before the meeting or any postponement(s) or adjournment(s) thereof. Management is presently aware of no other business to come before the meeting.

    The Board of Directors has fixed the close of business on March 26, 1999, as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the meeting or any postponement or adjournment thereof. Shares of Common Stock can be voted at the meeting only if the holder is present at the meeting in person or by valid proxy. A copy of the Company's 1998 Annual Report, which includes audited financial statements, was mailed on April 9, 1999 with this Notice and Proxy Statement.

    Management of the Company cordially invites you to attend the Annual Meeting. Your attention is directed to the attached Proxy Statement for a discussion of the foregoing proposals and the reasons why the Board of Directors encourages you to vote for approval of such proposals.

                                          By Order of the Board of Directors

                                                      [SIGNATURE]

                                          Andrejs K. Bunkse
                                          SECRETARY

Tempe, Arizona
April 9, 1999

                            ------------------------

   IMPORTANT: IT IS IMPORTANT THAT YOUR SHAREHOLDINGS BE REPRESENTED AT THIS MEETING. PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY CARD
IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED
                                    STATES.

                          GAMETECH INTERNATIONAL, INC.
                       2209 WEST 1(ST) STREET, SUITE 113
                              TEMPE, ARIZONA 85281

                            ------------------------

                                PROXY STATEMENT
                             ---------------------

This Proxy Statement is being furnished to stockholders of GAMETECH INTERNATIONAL, INC., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors for use at the 1999 Annual Meeting of Stockholders of the Company to be held on April 29, 1999, at 9:00 a.m., local time, and any adjournment or postponement thereof (the "Annual Meeting"). A copy of the Notice of the Meeting accompanies this Proxy Statement. This Proxy Statement and the accompanying form of Proxy Card are being mailed on or about April 9, 1999.

SOLICITATION AND VOTING OF PROXIES

    Only stockholders of record at the close of business on March 26, 1999 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. On the Record Date, 11,277,014 shares of Common Stock, $.001 par value (the "Common Stock"), were issued and outstanding. Each holder of Common Stock is entitled to one vote, exercisable in person or by proxy, for each share of the Company's Common Stock held of record on the Record Date.

    At the Annual Meeting, nine (9) directors are to be elected to serve for terms of one, two or three years or until their respective successors are elected and qualified. Each shareholder present at the Annual Meeting, either in person or by proxy, is entitled to one vote per share of Common Stock of the Company held by each such shareholder on the Record Date.

    All valid proxies received before the Annual Meeting and not revoked will be exercised. All shares represented by proxy will be voted, and where a shareholder specifies by means of his or her proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specifications so made. If the signed proxy is returned without instructions and authority to vote is not specifically withheld, the persons named in the proxy solicited by the Board of Directors intend to vote for the election of the nominees for director listed below, for the proposal to amend the Company's 1997 Amended and Restated Incentive Stock Plan (the "Plan") to authorize an additional 2,000,000 shares of Common Stock under the Plan and to ratify the appointment of Ernst & Young LLP as the Company's independent public accountants for the fiscal year ending October 31, 1999. Abstentions and broker non-votes will be included in the determination of the number of shares represented for a quorum, and have the same effect as "no" votes in determining whether the proposals are approved. Proxies may be revoked at any time prior to the time they are voted by: (a) delivering to the Secretary of the Company a written instrument of revocation bearing a date later than the date of the proxy; or (b) duly executing and delivering to the Secretary a subsequent proxy relating to the same shares; or (c) attending the meeting and voting in person, provided that the shareholder notifies the Secretary of the meeting of his or her intention to vote in person at any time prior to the voting of the proxy. In order to vote their shares in person at the meeting, shareholders who own their shares in "street name" must obtain a special proxy card from their broker.

    The cost of soliciting proxies, including the cost of preparing and mailing the Notice and Proxy Statement, will be paid by the Company. Solicitation will be primarily by mailing this Proxy Statement to all shareholders entitled to vote at the meeting. Proxies may be solicited by officers and directors of the Company personally or by telephone or facsimile, without additional compensation. The Company may reimburse brokers, banks and others holding shares in their names for others for the cost of forwarding proxy materials and obtaining proxies from beneficial owners.

    The Board of Directors does not know of any matters other than the election of directors, the proposal to amend the Company's Plan and the ratification of Ernst & Young LLP, that are expected to be presented for consideration at the Annual Meeting. However, if other matters properly come before the meeting, the persons named in the accompanying proxy intend to vote thereon in accordance with their judgment.

                                  PROPOSAL ONE
                               BOARD OF DIRECTORS

GENERAL INFORMATION

    The Company has nine directors serving in three classes of directors, designated Class I, Class II, and Class III. In connection with the Company's acquisition of Bingo Technologies Corporation in February of 1999, the Board of Directors determined that it was in the best interests of the Company to expand the number of Directors from six (6) to nine (9), as permitted by the Company's Bylaws, and appointed one new director to each class. Subsequently, the Board of Directors amended the Bylaws to adjust the initial term of office of each class of Directors. The Directors elected to Class I will serve until the annual meeting held in 2000; Directors elected to Class II will service until the annual meeting held in 2001; and Directors elected to Class III will serve until the annual meeting held in 2002. At each succeeding annual meeting of stockholders beginning with the annual meeting in 2000, successors to the class of directors whose term expires at such annual meeting shall be elected for a three-year term. Information regarding the Members of and Nominees to the Board of Directors is provided below.

    Nine directors are to be elected at the 1999 annual meeting, three of whom will be designated Class I Directors, three of whom will be designated Class II Directors, and three of whom will be designated Class III Directors. Management's nominees for election to each class of directors are identified below. Each nominee is currently a member of the Board of Directors of the Company.

    If any nominee should become unavailable for any reason, which the Board of Directors does not anticipate, the proxy will be voted for any substitute nominee or nominees who may be selected by the Board of Directors prior to or at the Annual Meeting, or, if no substitute is selected by the Board of Directors prior to or at the Annual Meeting, for a motion to reduce the present membership of the Board to the number of nominees available and to create an additional vacancy to be filled by the Board of Directors. The information concerning the nominees and their share holdings in the Company has been furnished by them to the Company.

                   CLASS I DIRECTORS--TERMS EXPIRING IN 2000

    KEITH A. NOVOTNY, 43, has been GameTech's Vice President of Business Development since February 1999. Mr. Novotny was the Chief Operating Officer of Bingo Technologies Corporation (BTC), a leading full service provider of electronic video bingo services, from 1997 until February 1999. He also was the President of Bingo Card Minder Corporation (BCMC) from 1996 until February, 1999. Prior to his involvement with BTC and BCMC, Mr. Novotny was a technical member of the systems software group and technical staff of ISS Sperry Univac and Elsin Corporation from 1981 through 1986. Mr. Novotny is a 1980 graduate of the University of California at Berkeley with a Bachelors of Science Degree in Electrical Engineering and Computer Science.

    CLARENCE H. THIESEN, 67, is a co-founder of GameTech and was GameTech's Chief Financial Officer from 1994 until his retirement in March 1998. Prior to his employment with GameTech, Mr. Thiesen was a financial consultant from 1992 to 1994. From 1988 to 1992, Mr. Thiesen was Vice President of ZYGO Corporation, where he focused on sourcing in the Far East and assisted in restructuring the company. From 1986 to 1988, Mr. Thiesen was the President of Keno Computer Systems, Reno, Nevada. From 1981 to 1986, Mr. Thiesen was the Vice President of Finance at International Gaming Technology (IGT), where he specialized in acquisitions, the installation of new accounting, budgeting and forecasting systems and financial public relations.

    DOUGLAS M. HAYES, 55, has been a Managing Director and co-head of the investment committee of Macluan Capital Corporation since 1997. Mr. Hayes has also been Chairman of Compass Aerospace Corporation since 1997. From 1986 to 1997, Mr. Hayes was a Managing Director, Investment Banking of

Donaldson, Lufkin and Jenrette (DLJ) in Los Angeles. Prior to founding the DLJ offices in Los Angeles, Mr. Hayes was a Managing Director of Merrill Lynch Capital Markets. Mr. Hayes, a graduate of Dartmouth College, served two years in the U.S. Navy and received an MBA from Harvard Business School.

                   CLASS II DIRECTORS--TERMS EXPIRING IN 2001

    JOHN A. LARSEN, 36, has been GameTech's Executive Vice President of Sales and Marketing since February 1999. From 1997 until February 1999, Mr. Larsen was President and served on the Board of Directors of Bingo Technologies Corporation
(BTC), a leading full service provider of electronic video bingo services. In 1990, Mr. Larsen was founder of Opportunity Software, a company producing full service computerized point of sale and accounting systems in the bingo industry. In 1997, Opportunity Software merged with Bingo Card Minder Corporation (BCMC), a leading full service provider of electronic video bingo services. From 1986 until 1990, Mr. Larsen founded and ran Laran Enterprises, Ltd., a software company that developed vertical accounting packages for the construction, restaurant, manufacturing, distribution, property management, metal refining, and aerial photography industries.

    GARY R. HELD, 45, is a co-founder of GameTech and held the position of Vice President--Sales & Marketing from 1994 until February 1999. Mr. Held currently is GameTech's Senior Vice President of Sales and Marketing-South. Mr. Held has over eleven years of experience in the bingo industry. Prior to his employment with GameTech, Mr. Held was Vice President--Sales & Marketing at Advanced Gaming Technology, Inc. from November 1993 until 1994. Mr. Held was the General Manager of Bingo Operations and Promotions & Marketing Director at the Barona Casino in San Diego, California from 1992 to November 1993. During 1991, Mr. Held was involved in management at the Treasure Island Casino in Red Wing, Minnesota. Mr. Held was previously Vice President of Sales at FortuNet, Inc., one of the first companies to develop electronic bingo units. Mr. Held also has experience at Bingo West, the largest bingo distributor in the western United States, where he was responsible for sales to charity and Indian bingo halls.

    FREDERICK C. LANE, 49, is a Managing Director in Investment Banking for Donaldson, Lufkin and Jenrette (DLJ). From 1989 to 1994, Mr. Lane was co-head of the Mergers and Acquisitions Department of DLJ. He graduated from Harvard College in 1971 and received his MBA from Harvard Business School. Mr. Lane joined DLJ in 1976 after spending three years at Coopers & Lybrand where he received his CPA.

                  CLASS III DIRECTORS--TERMS EXPIRING IN 2002

    GERALD A. NOVOTNY, 55, has been a GameTech Vice President since February 1999. In 1986, Mr. Novotny founded Bingo Card Minder Corporation (BCMC) which in 1997 merged with Opportunity Software Inc. to form Bingo Technologies Corporation (BTC), a leading full service provider of electronic video bingo services. Mr. Novotny was Chairman of the Board and Chief Executive Officer of both BCMC and BTC until GameTech acquired both companies in February 1999. Mr. Novotny was a co-founder in 1970 of SDI, Ltd., a systems software company located in San Mateo, California and London, England. Mr. Novotny has remained active in the management of SDI, Ltd. since its inception and currently serves on the Board of Directors of SDI, Ltd. Mr. Novotny graduated from the University of Nebraska in 1966 with a Bachelor of Science Degree in Electrical Engineering.

    RICHARD T. FEDOR, 53, is GameTech's Chairman. He is a co-founder of GameTech and held the positions of Chairman of the Board and CEO from 1994 until March 1998. Mr. Fedor was also the Company's President from 1994 until August 1, 1997. From 1991 to 1994, Mr. Fedor's occupation was that of a private investor. Previously, Mr. Fedor was President of ZYGO Corporation, a manufacturer of high performance, laser-based electro-optical measuring instruments, from 1987 to 1991. From 1985 to 1987,

Mr. Fedor held the position of Operations Vice President at International Game Technology (IGT). Mr. Fedor has also held various senior management positions at Hewlett Packard and GTE.

    TODD S. MYHRE, 54, has served as the Chief Executive Officer of GameTech since March 1998. From September 1995 to February 1998, Mr. Myhre served as an international business consultant to, and/or interim CEO for, high-technology companies in California's Silicon Valley. In January 1993, Mr. Myhre joined Genus Inc., an international semiconductor equipment manufacturer and remained at the firm until August 1995. At Genus he held various senior management positions including President, CFO and CEO, and continues to serve on the Board of Directors today.

VOTE REQUIRED

    The three nominees for each class receiving the highest number of affirmative votes duly cast shall be elected as directors.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED ABOVE.

                                  PROPOSAL TWO
              AMENDMENT TO THE COMPANY'S 1997 INCENTIVE STOCK PLAN

    The Board of Directors of the Company has approved an amendment to increase the number of shares authorized for issuance thereunder from 2,000,000 to 4,000,000 shares of common stock. Under the stock option plan, the Company may grant (i) incentive stock options ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") or (ii) stock options that are not intended to qualify under Section 422 of the Code ("Non-qualified Stock Options"). Directors, officers, employees and consultants of the Company, as selected from time to time by the Board of Directors or the committee administering the Stock Option Plan, will be eligible to participate in the Stock Option Plan.

    The Company's Incentive Stock Plan facilitates retention of highly qualified consulting staff, provides additional incentives to employees, directors and officers of the Company and thereby promotes the success of the Company's business. If the additional shares here proposed are not authorized, the plan could deplete its shares during 1999, which would terminate the plan. The Amendment would allow the Company to continue using the Incentive Stock Plan to hire, retain and reward highly qualified employees, directors, officers and consultants.

VOTE REQUIRED

    The affirmative vote of a majority of the votes duly cast is required to approve the Amendment to the Company's 1997 Incentive Stock Plan.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE AMENDMENT TO THE 1997 INCENTIVE STOCK OPTION PLAN.

                                 PROPOSAL THREE
    RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS

    The Board of Directors proposes that the Company continue to use Ernst & Young LLP as the independent public accountants to the Company for the fiscal year ending October 31, 1999.

VOTE REQUIRED

    The affirmative vote of a majority of the votes duly cast is required to ratify the selection of Ernst & Young LLP as the independent public accountants for the Company for the fiscal year ending October 31, 1999.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING OCTOBER 31, 1999.

                                 NON-DIRECTORS

    Unless included herein, all of GameTech's Non-Director Officers are listed in GameTech's 1998 10K.

    RICHARD H. IRVINE, 57, has been GameTech's Chief Operating Officer since February 1999. Mr. Irvine was President and Chief Operating Officer of Mikohn Gaming Corporation from July 1995 until September 1998. He had served on the Mikohn's corporate board of directors since it became a publicly traded company in late 1993.

    Mr. Irvine, from 1993-1995, was Senior Vice President--Marketing and Entertainment for Boomtown, Inc., a Reno-based owner and operator of casino properties in Verdi and Las Vegas, Nevada; Biloxi, Mississippi; and New Orleans, Louisiana. From 1991-1993, he was Vice President of Marketing for the worldwide Walt Disney Attractions.

    His first entry into the gaming industry came as Executive Vice President Worldwide Sales and Marketing for International Game Technology (IGT), the world's leading manufacturer of gaming machines. During his four years there in the late 1980's, IGT's sales revenues tripled in volume, rising from approximately $50 million to more than $150 million.

    Mr. Irvine was co-founder of Aurora Productions, an independent feature film and television production firm in Hollywood. During an eight-year stint there, he was executive producer on such films as Heart Like a Wheel, Secret of Nihm and Eddie and the Cruisers and also the Broadway show The Suicide. He has also served as President and Chief Operating Officer of Straight Arrow Publishing, owners of Rolling Stone Magazine, and as Executive Vice President of Unicorn/Sovaminco, a U.S.-U.S.S.R joint venture. He began his career in media sales for Time, Inc. (now Time-Warner) after attending the University of Southern California.

BOARD AND COMMITTEE MEETINGS

    During the 1998 fiscal year, there were four (4) meetings of the Board of Directors. No director attended less than 75% of the Board meetings while serving as such director or less than 75% of all committee meetings on which he served as a committee member.

    The Audit Committee and the Compensation Committee are the standing committees of the Board of Directors. These committees are comprised as follows:

                    AUDIT                                        COMPENSATION
----------------------------------------------  ----------------------------------------------
Douglas M. Hayes (Chairman)                     Frederick C. Lane (Chairman)
Frederick C. Lane                               Douglas M. Hayes
Clarence H. Thiesen                             Richard T. Fedor

    The Audit Committee held one (1) meeting during the 1998 fiscal year. The Audit Committee is responsible for maintaining communication between the Board, the Company's independent auditors and members of financial management with respect to the Company's financial affairs in general, including financial statements and audits, the adequacy and effectiveness of the Company's internal accounting controls and systems and the retention and termination of the independent auditors.

    The Compensation Committee held one (1) meeting during the 1998 fiscal year. The Compensation Committee makes recommendations concerning officer compensation, employee benefit programs and retirement plans.

    All current committee members are expected to be nominated for re-election at a Board meeting to be held following the Annual Meeting of Stockholders.

COMPENSATION OF DIRECTORS

    Directors who are full-time employees of the Company receive no additional compensation for serving as directors. Non-employee directors receive an annual retainer fee of $5,000, plus fees of $500 and reimbursement of expenses per Board or Committee meeting attended. In addition, under the Company's Incentive Stock Option Plan, each outside director receives a grant of 3,000 shares upon joining the Board of Directors and an annual grant of options to purchase 1,000 shares of Common Stock. The exercise price of the options is the fair market value of Common Stock on the date of grant and each option has a term of ten years and becomes exercisable immediately. In the event of the disability (as defined in the plan) or death of an outside director, all options remain exercisable for a period of twelve months following the date such person ceased to be a director, but only to the extent such option was exercisable on the date the director ceased to be a director.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee is composed of Messrs. Lane, Hayes and Fedor. Mr. Fedor is an officer of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following table shows how much stock is beneficially owned by beneficial owners of more than 5% of the Company's outstanding Common Stock, as of March 26, 1999.


                                                                           NUMBER OF SHARES   PERCENT OF
NAME AND ADDRESS                                                           BENEFICIALLY HELD  OWNERSHIP
-------------------------------------------------------------------------  -----------------  ----------
Richard T. Fedor(a)(1)...................................................          2,982,136       25.3%
Bonnie G. Fedor(b)(1)....................................................          2,982,136       25.3%
Gary R. Held(c)(1).......................................................            656,000        5.7%
Susan E. Held(d)(1)......................................................            656,000        5.7%
CJB Family Tust(1).......................................................          1,139,240       10.1%
Vern D. Blanchard(e)(1)..................................................          1,276,240       11.2%
Morgan Stanley Dean Witter & Co.(f)(2)...................................            670,000        5.9%
Morgan Stanley Dean Witter & Advisors Inc.(f)(g)(3)......................            670,000        5.9%
Massachusetts Financial Services Company(h)(4)...........................            565,000        5.0%
Siblings Partners, L.P.(5)...............................................          1,866,938       16.6%
Gerald R. Novotny(i)(1)..................................................          1,866,938       16.6%


------------------------

(a) Includes (i) 492,000 shares of Common Stock issuable upon the exercise of stock options currently exercisable and (ii) 575,900 shares owned of record by Mr. Fedor's wife and minor children. Mr. Fedor is the husband of Bonnie
    G. Fedor.

(b) Mrs. Fedor is the wife of Richard T. Fedor.

(c) Includes (i) 135,000 shares of Common Stock issuable upon the exercise of stock options currently exercisable and (ii) 171,000 shares owned of record by Mr. Held's wife. Mr. Held is the husband of Susan E. Held.

(d) Mrs. Held is the wife of Gary R. Held.

(e) Includes the shares owned by the CJB Family Trust. Vern D. Blanchard is the sole trustee of the trust and has sole voting power and investment power with the respect to the Common Stock held by the trust. In addition, includes 135,000 shares of Common Stock issuable upon the exercise of stock options currently exercisable.

(f) Per Form SC 13G filed on February 5, 1999.

(g) Morgan Stanley Dean Witter & Advisors Inc. is a wholly-owned subsidiary of Morgan Stanley Dean Witter & Co.

(h) Per Form SC 13G filed on February 11, 1999.

(i) Gerald R. Novotny is the General Partner of Siblings Partners, L.P. and has all dispositive power to vote on the shares owned by Siblings Partner, L.P.

(1) The address for each person, trust or trustee is c/o the Company, 2209 W. 1(st) Street, Suite 113, Tempe, AZ 85281.

(2) The address for Morgan Stanley Dean Witter & Co. is 1585 Broadway, New York, NY 10036.

(3) The address for Morgan Stanley Dean Witter Advisors Inc. is Two World Trade Center, New York, NY 10048.

(4) The address for Massachusetts Financial Services is 500 Boylston Street, Boston, MA 02116.

(5) The address for Siblings Partners, L.P. is 295 Highway 50, Suite 20, Stateline, NV 89449.

SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth certain information concerning the beneficial ownership of the Company's Common Stock as of March 26, 1999, by (i) each director and each nominee for director of the Company, (ii) certain of the Company's executive officers (the "Named Executive Officers"), and (iii) all executive officers and directors as a group. This information was determined in accordance with Rule 13(d)-3 under the Securities Exchange Act of 1934, as amended, and is based upon the information furnished by the persons listed below. Except as otherwise indicated, each shareholder listed possesses sole voting and investment power with respect to the shares indicated as being beneficially owned.


                                                                           NUMBER OF SHARES   PERCENT OF
NAME AND ADDRESS(1)                                                        BENEFICIALLY HELD  OWNERSHIP
-------------------------------------------------------------------------  -----------------  ----------
Richard T. Fedor(a)......................................................          2,982,136       25.3%
Gary R. Held(b)..........................................................            656,000        5.7%
Clarence H. Thiesen(c)...................................................            435,000        3.9%
Todd S. Myhre(d).........................................................            241,333        2.1%
Conrad J. Granito, Jr.(e)................................................             60,000           *
Frederick C. Lane(f).....................................................             30,500           *
Douglas M. Hayes(g)......................................................             49,667           *
Gerald R. Novotny(h).....................................................          1,866,938       16.6%
Keith A. Novotny.........................................................             66,000           *
John A. Larsen(i)........................................................             50,000           *
Richard H. Irvine(j).....................................................             70,000           *
All directors and executive officers as a group (14 persons).............          6,595,607       54.2%


------------------------

*   Less than 1%

(a) Includes (i) 492,200 shares of Common Stock issuable upon the exercise of stock options currently exercisable and (ii) 575,900 shares owned of record by Mr. Fedor's wife and minor children.

(b) Includes (i) 135,000 shares of Common Stock issuable upon the exercise of stock options currently exercisable and (ii) 171,000 shares owned of record by Mr. Held's wife.

(c) Includes 110,000 shares owned of record by Mr. Thiesen's wife.


(d) Includes 233,000 shares of Common Stock issuable upon the exercise of stock options currently exercisable.


(e) Includes 60,000 shares of Common Stock issuable upon the exercise of stock options currently exercisable.

(f) Includes 3,000 shares of Common Stock issuable upon the exercise of stock options currently exercisable.

(g) Includes 3,000 shares of Common Stock issuable upon the exercise of stock options currently exercisable.

(h) Represents 1,866,938 shares owned by Siblings Partners, L.P. of which Mr. Novotny is the General Partner and has all dispositive power to vote on shares owned by Siblings Partners, L.P.

(i) Represents 50,000 shares of Common Stock issuable upon the exercise of stock options currently exercisable.

(j) Includes 50,000 shares of Common Stock issuable upon the exercise of stock options currently exercisable.

(1) The address for each person is c/o the Company, 2209 W. 1(st) Street, Suite 113, Tempe, AZ 85281.

COMPARISON OF CUMULATIVE TOTAL RETURN

    The following graph shows a comparison of the cumulative total returns for the Company's common stock, the Nasdaq Composite Index and the gaming activities industry average, each of which assumes an initial value of $100 and reinvested dividends. The information presented is as of November 25, 1997, the initial day the Company's stock was traded, and the fiscal year ended October 31, 1998.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             GAMETECH INTERNATIONAL,       GAMING ACTIVITIES INDUSTRIES
                      INC.                           AVERAGE                 NASDAQ COMPOSITE
11-97                             $100                                $100                $100
10-98                              $22                                 $81                $111

                                                                                  11/97      10/98
                                                                                ---------  ---------
GameTech International, Inc...................................................  $     100  $      22

Gaming Activities Industries Average..........................................  $     100  $      81

Nasdaq Composite..............................................................  $     100  $     111

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, as well as persons beneficially owning more than 10% of the Company's outstanding Common Stock, to file certain reports of ownership with the Securities and Exchange Commission (the "SEC") within specified time periods. Such officers, directors and shareholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

    Based solely on its review of such forms received by it, or written representations from certain reporting persons, the Company believes that between November 1, 1997 and October 31, 1998 all Section 16(a) filing requirements applicable to its officers, directors and 10% shareholders were complied with.

EXECUTIVE COMPENSATION

    The following table sets forth annual and long-term compensation for services in all capacities to the Company for the fiscal years ended October 31, 1998, 1997 and 1996, of the Company's Chief Executive Officer, and the other most highly compensated executive officers of the Company who received annual compensation exceeding $100,000 during such periods (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                            LONG-TERM
                                                                                          COMPENSATION
                                                             ANNUAL COMPENSATION          -------------
                                                     -----------------------------------   SECURITIES
                                           FISCAL                          OTHER ANNUAL    UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION                 YEAR      SALARY      BONUS    COMPENSATION    OPTIONS(1)    COMPENSATION
---------------------------------------  ----------  ---------  ---------  -------------  -------------  -------------
Richard T. Fedor(2)....................        1998    200,500          0              0              0              0
Chairman and Chief Executive                   1997    190,500     25,000              0        492,000              0
  Officer                                      1996    154,000     20,000              0              0              0

Todd S. Myhre(3).......................        1998    114,500          0              0        600,000              0
Chief Executive Officer                        1997        n/a        n/a            n/a            n/a            n/a
                                               1996        n/a        n/a            n/a            n/a            n/a

Conrad J. Granito, Jr.(4)..............        1998    129,250          0              0              0              0
President and Chief Operating                  1997     32,500          0              0        200,000              0
  Officer                                      1996        n/a        n/a            n/a            n/a            n/a

Clarence H. Thiesen(5).................        1998     54,417          0              0              0              0
Chief Financial Officer                        1997    120,600     18,000              0        135,000              0
                                               1996    111,033     15,000              0              0              0

Gary R. Held...........................        1998    138,000          0              0              0              0
Vice President of Sales and                    1997    156,781     25,000              0        135,000              0
  Marketing                                    1996    133,798     13,000              0              0              0

------------------------

(1) Reflects options granted to the individual during the respective fiscal year.

(2) Richard T. Fedor resigned as Chief Executive Officer effective 3/16/98.

(3) Todd S. Myhre became Chief Executive Officer effective 3/16/98.

(4) Conrad J. Granito, Jr. resigned as President and Chief Executive Officer effective 2/1/99.

(5) Clarence H. Thiesen resigned as Chief Financial Officer effective 3/31/98.

OPTION GRANTS

    The following table shows the stock options granted to the named executive officers during fiscal year 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                     INDIVIDUAL GRANTS
                                      ------------------------------------------------   POTENTIAL REALIZED VALUE
                                      NUMBER OF    % OF TOTAL                           AT ASSUMED ANNUAL RATES OF
                                      SECURITIES    OPTIONS                              STOCK PRICE APPRECIATION
                                      UNDERLYING   GRANTED TO                                FOR OPTION TERM
                                       OPTIONS    EMPLOYEES IN   EXERCISE   EXPIRATION  --------------------------
NAME                                   GRANTED    FISCAL YEAR     PRICE        DATE          5%           10%
------------------------------------  ----------  ------------  ----------  ----------  ------------  ------------
Richard T. Fedor....................           0             0         n/a         n/a           n/a           n/a
Todd S. Myhre.......................     600,000         69.5%   $    6.00     2-09-08  $  2,262,000  $  5,736,000
Conrad J. Granito, Jr...............           0             0         n/a         n/a           n/a           n/a
Clarence H. Thiesen.................           0             0         n/a         n/a           n/a           n/a
Gary R. Held........................           0             0         n/a         n/a           n/a           n/a

OPTION EXERCISES

    The following table shows the stock options exercised by the Named Executive Officers during fiscal year 1998 and the value of stock options held by him, as of the end of fiscal year 1998.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                              NUMBER OF UNEXERCISED      VALUE OF UNEXERCISED
                                                             OPTIONS AT OCTOBER 31,     IN-THE-MONEY OPTIONS AT
                                     SHARES                           1998                 OCTOBER 31, 1998
                                   ACQUIRED ON    VALUE     -------------------------  -------------------------
NAME                                EXERCISE     REALIZED   EXERCISABLE UNEXERCISABLE  EXERCISABLE UNEXERCISABLE
---------------------------------  -----------  ----------  ----------  -------------  ----------  -------------
Richard T. Fedor.................            0           0     492,000              0   $ 676,500              0
Todd S. Myhre....................            0           0     100,000        500,000         n/a            n/a
Conrad J. Granito, Jr............            0           0     100,000        100,000   $ 137,500   $    137,500
Clarence H. Thiesen..............      135,000  $  388,125           0              0         n/a            n/a
Gary R. Held.....................            0           0     135,000              0   $ 185,625              0

EMPLOYMENT CONTRACTS WITH EXECUTIVE OFFICERS

    Richard T. Fedor entered into an amended employment agreement on October 1, 1997 to serve as Chief Executive Officer and Chairman of the Company. His annual salary is $210,500 and may be increased, but not decreased, at the discretion of the Board of Directors. Mr. Fedor may be awarded an annual bonus at the discretion of the Board of Directors as described below. Mr. Fedor's employment agreement is for a term of two years, which term is automatically renewed unless his employment is terminated pursuant to the employment contract. If Mr. Fedor's employment is constructively terminated or terminated by the Company without cause, both as defined in the agreement, or if he elects to terminate his employment within twelve months of any change of control, he is entitled to receive an amount equal to two years of his base salary and immediate vesting of any long-term incentive rights including stock options. In the event of a change of control, the term of Mr. Fedor's agreement will automatically extend for two years following the effective date of the change of control. Mr. Fedor's agreement is terminable by the Company for cause. The agreement provides that Mr. Fedor may not compete with the Company during the term of his employment and for a period of two years after his retirement or other termination of his employment. The agreement also provides that Mr. Fedor is entitled to participate in any long-term incentive plan for Company executives.

    Gary R. Held entered into an amended employment agreement on October 1, 1997 to serve as Vice President--Sales & Marketing of the Company. His annual salary is $150,000 and may be increased, but not decreased, at the discretion of Board of Directors. Mr. Held may be awarded an annual bonus at the discretion of the Board of Directors as described below. Mr. Held's employment agreement is for a term of two years, which term is automatically renewed unless his employment is terminated pursuant to the employment contract. If Mr. Held's employment is constructively terminated or terminated by the Company without cause, both as defined in the agreement, or if he elects to terminate his employment within twelve months of any change of control, he is entitled to receive an amount equal to two years of his base salary and immediate vesting of any long-term incentive rights including stock options. In the event of a change of control, the term of Mr. Held's agreement will automatically extend for two years following the effective date of the change of control. Mr. Held's agreement is terminable by the Company for cause. The agreement provides that Mr. Held may not compete with the Company during the term of his employment and for a period of two years after his retirement or other termination of his employment. The agreement also provides that Mr. Held is entitled to participate in any long-term incentive plan for Company executives.

    Conrad J. Granito, Jr. entered into an amended employment agreement on October 1, 1997 to serve as President and Chief Operating Officer of the Company. His annual salary was $130,000. Mr. Granito resigned his position with the Company effective February 1, 1999. Mr. Granito may not compete with the Company for a period of two years after his retirement.

    Todd Myhre entered into an employment agreement on February 9, 1998 to serve as Chief Executive Officer of the Company effective March 16, 1998. His annual salary is $205,500 and may be increased, but not decreased, at the discretion of Board of Directors. Mr. Myhre may be awarded an annual bonus at the discretion of the Board of Directors as described below. Mr. Myhre's employment agreement is for a term of three years, which term is automatically renewed for two years unless his employment is terminated pursuant to the employment contract. If Mr. Myhre's employment is constructively terminated or terminated by the Company without cause, both as defined in the agreement, or if he elects to terminate his employment within twelve months of any change of control, he is entitled to receive an amount equal to two years of his base salary and immediate vesting of any long-term incentive rights including stock options. In the event of a change of control, the term of Mr. Myhre's agreement will automatically extend for two years following the effective date of the change of control. Mr. Myhre's agreement is terminable by the Company for cause. The agreement provides that Mr. Myhre may not compete with the Company during the term of his employment and for a period of two years after his retirement or other termination of his employment. The agreement also provides that Mr. Myhre is entitled to participate in any long-term incentive plan for Company executives.

    Gerald R. Novotny entered into an employment agreement on February 8, 1999 to serve as Vice President of Strategic Business Development for the Company. His annual salary is $100,000 and may be increased, but not decreased, at the discretion of Board of Directors. Mr. Novotny may be awarded an annual bonus at the discretion of the Board of Directors as described below. Mr. Novotny's employment agreement is for a term of two years, which term is automatically renewed unless his employment is terminated pursuant to the employment contract. If Mr. Novotny's employment is constructively terminated or terminated by the Company without cause, both as defined in the agreement, or if he elects to terminate his employment within twelve months of any change of control, he is entitled to receive an amount equal to two years of his base salary and immediate vesting of any long-term incentive rights including stock options. In the event of a change of control, the term of Mr. Novotny's agreement will automatically extend for two years following the effective date of the change of control. Mr. Novotny's agreement is terminable by the Company for cause. The agreement also provides that Mr. Novotny is entitled to participate in any long-term incentive plan for Company executives. Mr. Novotny also signed a five year non-competition agreement effective February 8, 1999. The agreement provides that Mr. Novotny may not compete with the Company until February 8, 2004.

    John A. Larsen entered into an employment agreement on February 8, 1999 to serve as a Senior Executive for the Company. As part of the negotiations for the acquisition of Bingo Technologies Corporation ("BTC"), Mr. Larsen waived his annual salary during the first year of employment with the Company. His annual salary thereafter is $150,000 and may be increased, but not decreased, at the discretion of Board of Directors. Mr. Larsen may be awarded an annual bonus at the discretion of the Board of Directors as described below. Mr. Larsen's employment agreement is for a term of one year, which term is automatically renewed unless his employment is terminated pursuant to the employment contract. If Mr. Larsen's employment is constructively terminated or terminated by the Company without cause, both as defined in the agreement, or if he elects to terminate his employment within twelve months of any change of control, he is entitled to receive an amount equal to one year of his base salary ($150,000) and immediate vesting of any long-term incentive rights including stock options. In the event of a change of control, the term of Mr. Larsen's agreement will automatically extend for two years following the effective date of the change of control. Mr. Larsen's agreement is terminable by the Company for cause. The agreement also provides that Mr. Larsen is entitled to participate in any long-term incentive plan for Company executives. Mr. Larsen also signed a five year non-competition agreement effective February 8, 1999. The agreement provides that Mr. Larsen may not compete with the Company until February 8, 2004.

    Keith A. Novotny entered into an employment agreement on February 8, 1999 to serve as a Senior Executive for the Company. His annual salary is $150,000 and may be increased, but not decreased, at the discretion of Board of Directors. Mr. Novotny may be awarded an annual bonus at the discretion of the Board of Directors as described below. Mr. Novotny's employment agreement is for a term of one year, which term is automatically renewed unless his employment is terminated pursuant to the employment contract. If Mr. Novotny's employment is constructively terminated or terminated by the Company without cause, both as defined in the agreement, or if he elects to terminate his employment within twelve months of any change of control, he is entitled to receive an amount equal to one year of his base salary and immediate vesting of any long-term incentive rights including stock options. In the event of a change of control, the term of Mr. Novotny's agreement will automatically extend for two years following the effective date of the change of control. Mr. Novotny's agreement is terminable by the Company for cause. The agreement also provides that Mr. Novotny is entitled to participate in any long-term incentive plan for Company executives. Mr. Novotny also signed a five year non-competition agreement effective February 8, 1999. The agreement provides that Mr. Novotny may not compete with the Company until February 8, 2004.

    Richard Irvine entered into an employment agreement on February 16, 1999 to serve as Chief Operating Officer of the Company. His annual salary is $180,000 and may be increased, but not decreased, at the discretion of Board of Directors. Mr. Irvine may be awarded an annual bonus at the discretion of the Board of Directors as described below. Mr. Irvine's employment agreement is for a term of three years, which term is automatically renewed for two years unless his employment is terminated pursuant to the employment contract. If Mr. Irvine's employment is constructively terminated or terminated by the Company without cause, both as defined in the agreement, or if he elects to terminate his employment within twelve months of any change of control, he is entitled to receive an amount equal to two years of his base salary and immediate vesting of any long-term incentive rights including stock options. In the event of a change of control, the term of Mr. Irvine's agreement will automatically extend for two years following the effective date of the change of control. Mr. Irvine's agreement is terminable by the Company for cause. The agreement provides that Mr. Irvine may not compete with the Company during the term of his employment and for a period of two years after his retirement or other termination of his employment. The agreement also provides that Mr. Irvine is entitled to participate in any long-term incentive plan for Company executives.

    The Compensation Committee of the Board of Directors will convene on an annual basis to discuss the productivity of each executive officer of the Company. If the Company has met the growth and profit objectives the Board has set for the period of review and the executive has been successful in meeting his Board-outlined objectives, the Compensation Committee will award such executive with an appropriate bonus commensurate with his performance and value to the Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Company's Board of Directors (the "Committee), which is composed of one inside director and two independent, outside directors, establishes the general compensation policies of the Company and specific compensation for each executive officer of the Company. The Committee's intent is to make the compensation packages of the executive officers of the Company sufficient to attract and retain persons of exceptional quality, and to provide effective incentives to motivate and reward Company executives for achieving the financial and strategic goals of the Company essential to the Company's long-term success and to growth in shareholder value. The Company's executive compensation package consists of two main components:
(1) base salary, (2) stock options.

BASE COMPENSATION

    The Committee's approach is to offer executives salaries competitive with those of other executives in the industry in which the Company operates. To that end, the Committee evaluates the competitiveness of its base salary based on information drawn from a variety of sources, including published and proprietary survey data and the Company's own experience recruiting and retaining executives, although complete information is not easily obtainable. The Company's base salary levels are intended to be consistent with competitive practice and level of responsibility, with salary increases reflecting competitive trends, the overall financial performance of the Company and the performance of the individual executive.

BONUSES

    In addition to base salary, executives are eligible to receive a discretionary annual bonus. At the beginning of each year, the Committee and the Chief Executive Officer (the "CEO") review each individual executive's job responsibilities and goals for the upcoming year. The amount of the bonus and any performance criteria vary with the position and role of the executive within the Company. In addition, for all executives, the Committee reviews the Company's actual financial performance against its internally budgeted performance in determining year-end bonuses, if any. However, the Committee does not set objective performance targets for executives other than the CEO and sales and marketing personnel.

STOCK OPTION AND RESTRICTED STOCK GRANTS

    The Company, from time to time, grants stock options and shares of restricted stock in order to provide certain executives with a competitive total compensation package and to reward them for their contribution to the long-term price performance of the Company's Common Stock. Grants of stock options and restricted stock are designed to align the executive's interest with that of the shareholders of the Company. In awarding option grants, the Committee will consider, among other things, the amount of stock and options presently held by the executive, the executive's past performance and contributions, and the executive's anticipated future contributions and responsibilities.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

NOTES PAYABLE TO STOCKHOLDERS

    On March 1, 1997, the Company issued a convertible promissory note in favor of Richard T. Fedor, the Chairman of the Board and Chief Executive Officer of the Company and Bonnie G. Fedor in the original principal amount of $1,341,200 (the "Fedor Note"), and a convertible promissory note in favor of the CJB Family Trust in the principal amount of $80,954 (the "Trust Note" and collectively with the Fedor Note, the "Notes"). Vern D. Blanchard, an employee of the Company, is the sole trustee of the CJB Family Trust. The initial interest rate of the Notes was 13.0%, plus or minus incremental changes in the prime rate, compounded daily, and they were due in full on February 28, 1999. The Notes represent the consolidation of previously outstanding notes and interest payable to the holders, and were convertible at the holders' option into Common Stock of the Company at a conversion price that was the lower of (i) the lowest price offered to any individual or investor group or (ii) $1.00 per share. The holders converted their respective Notes plus accrued interest into Common Stock of the Company at the $1.00 per share price, for a total of 1,539,351 shares of Common Stock in November 1997.

STOCK REPURCHASE AGREEMENT

    On November 22, 1996, the Company entered into an agreement with a former officer of the Company, to repurchase 1,000,000 shares of Common Stock and repay a note and accrued interest of approximately $168,000 for $875,000. The Company issued a note in the principal amount of $625,000 and paid the balance of $250,000 in cash for the repurchase of the shares of Common Stock. The note bore interest at 5.65% and was payable in four semi-annual installments of $156,250 plus interest. The note has been retired.

STOCK REPURCHASE OF COMPANY COMMON STOCK

    On May 27, 1998, the Board of Directors deemed it to be in the best interests of the Company to utilize up to $5.0 million of Company funds to repurchase shares of Company Common Stock. As of March 26, 1999, the Company had repurchased 774,500 shares at a total cost of $2,868,574 to the Company.

                                 OTHER MATTERS

INDEPENDENT AUDITORS

    Ernst & Young LLP was the Company's independent auditors for the fiscal year ended October 31, 1998. That firm has served as the Company's independent auditors since 1994. Representatives of that firm are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

ANNUAL REPORT

    The Annual Report of the Company for the fiscal year ended October 31, 1998, is enclosed herewith.

VOTING BY PROXY

    In order to ensure that your shares will be represented at the Annual Meeting, please sign and return the enclosed Proxy in the envelope provided for that purpose, whether or not you expect to attend. Any shareholder may, without affecting any vote previously taken, revoke a written proxy by giving notice of revocation to the Company in writing or by executing and delivering to the Company a later dated proxy. The latest dated proxy will be counted.

STOCKHOLDER PROPOSALS FOR ACTION AT THE COMPANY'S NEXT ANNUAL MEETING

    Any stockholder who wishes to present any proposal for stockholder action at the next Annual Meeting of Stockholders to be held in 2000, must present any proposal to the Company's Secretary, at the Company's offices, not later than February 15, 2000, in order to be included in the Company's proxy statement and form of proxy for that meeting. Such proposals should be addressed to the Corporate Secretary, GameTech International, Inc., 2209 West First Street, Suite 113, Tempe, Arizona 85281. If a shareholder proposal is introduced at the 2000 Annual Meeting of Shareholders without any discussion of the proposal in the Company's proxy statement, and the shareholder does not notify the Company on or before February 15, 2000, as required by SEC Rule 14(a)-4(c)(1), of the intent to raise such proposal at the Annual Meeting of Shareholders, then proxies received by the Company for the 2000 Annual Meeting will be voted by the persons named as such proxies in their discretion with respect to such proposal. Notice of such proposal is to be sent to the above address.

                                              BY ORDER OF THE BOARD OF DIRECTORS

Tempe, Arizona
April 9, 1999

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                        GAMETECH INTERNATIONAL, INC.

                     ANNUAL MEETING OF STOCKHOLDERS
                              APRIL 29, 1999

     The undersigned shareholder of GameTech International, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 9, 1999, and hereby appoints Andrejs K. Bunkse and Todd S. Myhre, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of the Stockholders of GameTech International, Inc. to be held on April 29, 1999 at 9:00 a.m., local time, at Sumner Suites, 1413 West Rio Salado Parkway, Tempe, Arizona and at adjournment(s) thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE APPROVAL OF AN AMENDMENT TO THE COMPANY'S 1997 AMENDED AND RESTATED INCENTIVE STOCK PLAN, FOR THE RATIFICATION OF THE APPOINTMENT OF THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING AND ANY ADJUSTMENTS THEROF.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

-------------------------------------------------------------------------------
                         -  FOLD AND DETACH HERE  -

                                                             Please mark
                                                               votes as     /X/
                                                              in example

                              FOR    WITHHOLD

1. ELECTION OF DIRECTORS:     / /      / /

Nominees:
Class I -- Term Expiring in 2000
Keith A. Novotny; Clarence H. Thiesen; Douglas M. Hayes;
Class II -- Term expiring in 2001
John Larsen; Gary R. Held; Frederick C. Lane;
Class III -- Term expiring in 2002
Richard T. Fedor; Todd S. Myhre; Gerald A. Novotny


_______________________________________________________________
To withhold vote for a specific nominee, please list name above
A for vote is assumed to be for all nominees unless noted above


                                                         FOR   AGAINST   ABSTAIN

2. PROPOSAL TO APPROVE AN AMMENDMENT TO THE COMPANY'S    / /     / /       / /
   1997 AMENDED AND RESTATED INCENTIVE STOCK PLAN AND
   THE RESERVATION OF 2,000,000 COMMON STOCK THEREUNDER.

3. PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG,  / /     / /       / /
   LLP. AS THE INDEPENDENT PUBLIC ACCOUNTANTS TO THE
   COMPANY FOR THE FISCAL YEAR ENDED OCTOBER 31, 1999

   and, in their discretion, upon such other matter or matters which may properly come before the meeting and any adjournment(s) thereof.

   / /  MARK HERE FOR ADDRESS
        CHANGE AND NOTE BELOW


        (THIS PROXY SHOULD BE MARKED, DATED AND SIGNED BY THE STOCKHOLDER(S) EXACTLY AS HIS OR HER NAME APPEARS HEREON, AND RETURNED PROMPTLY IN THE ENCLOSED ENVELOPE. PERSONS SIGNING IN A FIDUCIARY CAPACITY SHOULD SO INDICATE. IF SHARES ARE HELD BY JOINT TENANTS OR AS COMMUNITY PROPERTY, BOTH SHOULD SIGN.)




Signature(s) ______________________________________  Dated ______________, 1999

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


-------------------------------------------------------------------------------
                         -  FOLD AND DETACH HERE  -